Form 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported)

                      February 8, 1994 (January 24, 1995)


                               C-TEC CORPORATION

            (Exact name of registrant as specified in its charter)

          Pennsylvania               0-11053               23-2093008
  (State or other jurisdiction     (Commission           (IRS Employer
      of incorporation)            File Number)        Identification No.)


                 105 Carnegie Center, Princeton, NJ 08540-6215
              (Address of principal executive offices) (Zip Code)

              Registrant's telephone number, including area code:
                                (609) 734-3700



        (Former name or former address, if changed since last report).


Item 2.  Acquisition or Disposition of Assets
         ------------------------------------

         C-TEC International, Inc., a wholly owned subsidiary of C-TEC Properties, Inc, which in turn is a wholly owned subsidiary of C-TEC Corporation, (collectively "C-TEC") purchased on January 24, 1995 a 40 percent equity position in Megacable, Mexico's second largest cable television operator, for approximately $84 million in cash, subject to adjustments. Under the agreement C-TEC's investment in Megacable is in exchange for newly-issued capital stock. The funds will be used by Megacable to pay off existing debt, for capital expenditures, and to create a substantial cash reserve for further Megacable acquisitions and telecommunications ventures in Mexico. In addition, C-TEC representatives will hold six new seats on Megacable's Board of Directors and will have an active role in setting the strategic direction of the company. Megacable is privately held.

         The investment amount in the transaction has taken into account the impact of the peso devaluation over the past 60 days and its expected impact on the telecommunications business in Mexico.

         Megacable, with headquarters in Los Mochis, currently serves over 174,00 subscribers in twelve cities including Hermosillo, Navajoa, Diudad Obregon, Culiacan, Mazatlan, and Pacific coast. In addition, Megacable owns the Guadalajara franchise, Mexico's second largest city, which is only about half cabled so far. Additionally, Megacable was recently awarded a new franchise in Tepic and several smaller towns, adding 60,000 more potential customers to its overall base of over 900,000 franchise homes.

         The acquisition will be funded through C-TEC's working capital.

         The required financial statements of Megacable and pro forma financial information will be filed within sixty days after the required filing date of this Form 8-K.

Item 7.  Exhibits
         --------

         (c)   Exhibits

         10.1 Subscription Agreement among Megacable, S.A. DE CV and C-TEC International, Inc.

         99 Press release of C-TEC Corporation dated as of January 25, 1995 announcing the purchase of a forty percent equity position in Megacable.


                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto dully authorized.

                                  C-TEC Corporation


                                  By:   /s/ Bruce Godfrey
                                     --------------------
                                     Name:  Bruce Godfrey
                                    Title:  Executive Vice President
                                            and Chief Financial Officer

Date:  February 8, 1995